Exhibit 99.1
Annual Certification of Chief Executive Officer Pursuant to 31 C.F.R. 30.15

I, Lloyd C. Hillard, Jr., certify, based on my knowledge, that:

(i) The compensation committee of Farmers Capital Bank Corporation has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to Farmers Capital Bank Corporation;

(ii) The compensation committee of Farmers Capital Bank Corporation has identified and limited during any part of the most recently completed fiscal year that was a TARP period the features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Farmers Capital Bank Corporation and identified any features in the employee compensation plans that pose risks to Farmers Capital Bank Corporation and limited those features to ensure that Farmers Capital Bank Corporation is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed at least every six months during any part of the most recently completed fiscal year that was a TARP period the terms of each employee compensation plan and identified the features in the plan that could encourage the manipulation of reported earnings of Farmers Capital Bank Corporation to enhance the compensation of an employee and has limited any such features;

(iv) The compensation committee of Farmers Capital Bank Corporation will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of Farmers Capital Bank Corporation will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Farmers Capital Bank Corporation;

(B) Employee compensation plans that unnecessarily expose Farmers Capital Bank Corporation to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of Farmers Capital Bank Corporation to enhance the compensation of an employee;

(vi) Farmers Capital Bank Corporation has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) Farmers Capital Bank Corporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii) Farmers Capital Bank Corporation has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix) Farmers Capital Bank Corporation and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period, and that any expenses requiring approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x) Farmers Capital Bank Corporation will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi) Farmers Capital Bank Corporation will disclose the amount, nature, and justification for the offering during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) Farmers Capital Bank Corporation will disclose whether Farmers Capital Bank Corporation, the board of directors of Farmers Capital Bank Corporation, or the compensation committee of Farmers Capital Bank Corporation has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) Farmers Capital Bank Corporation has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv) Farmers Capital Bank Corporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Farmers Capital Bank Corporation and Treasury, including any amendments;

(xv) On June 19, 2012, the United States Department of the Treasury sold all 30,000 shares it held of Farmers Capital Bank Corporation Fixed Rate Cumulative Preferred Stock, Series A Preferred Stock for a price of $739.89 per share for approximately $22 million net proceeds;

and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date:	March 7, 2013	/s/ Lloyd C. Hillard, Jr.
Lloyd C. Hillard, Jr.
President and Chief Executive Officer